August 22, 2008

MAILSTOP: 6010

The United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC
 20549-7010

TapImmune Inc. (the "Company")
Form 10-KSB for the Year Ended December 31, 2007
File No. 0-27239

In connection with responding to the Staff's letter of July 25, 2008, the Company hereby acknowledges that:

  the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

  Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

  the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

TapImmune Inc.

"Denis Corin"
____________________________________
Denis Corin
President, Chief Executive Officer and Principal Executive Officer

TapImmune Inc. Unit 2 - 3590 West 41st Ave, Vancouver, BC, V6N 3E6, Canada
(T)+1.604.264.8274 (F)+1.604.264.8284 www.TapImmune.com